Exhibit 5.1

August 23, 2013

PolyOne Corporation

33587 Walker Road

Avon Lake, Ohio 44012

Re:	Registration Statement on Form S-4 Filed by PolyOne Corporation

Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for PolyOne Corporation, an Ohio corporation (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to which this opinion has been filed as an exhibit. The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $600,000,000 aggregate principal amount of the Company’s 5.25% Senior Notes due 2023 (the “Exchange Notes”) for an equal principal amount of the Company’s 5.25% Senior Notes due 2023 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture (the “Indenture”), dated as of February 28, 2013, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee and (ii) the Outstanding Notes have been duly authenticated by the Trustee in accordance with the Indenture.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights or remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

PolyOne Corporation

August 23, 2013

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company. The opinion expressed herein is limited to the laws of the State of Ohio and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day